EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2012

CHESTERFIELD, Missouri, May 2, 2012 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2012.

Reliv reported net sales of $19.7 million for the first quarter of 2012, compared to sales of $21.7 million for the first quarter of 2011. United States sales declined by 14.6 percent for the quarter compared to the same quarter in 2011. International sales for the quarter rose 23.4 percent, led by continued strong growth in Europe.

The company reported net income of $532,000, or $0.04 per diluted share, for the first quarter of 2012 compared to net income of $610,000, or $0.05 per diluted share, for the first quarter of 2011. Income from operations for the first quarter of 2012 was $914,000 compared to $1,077,000 in the same quarter of 2011.

Net sales in Europe increased by 120 percent to $1.6 million in the first quarter of 2012 compared to $724,000 in the prior-year first quarter. “Europe continues to lead all markets in growth with record-setting sales for Europe in the first quarter of 2012,” said Robert L. Montgomery, chairman, president and chief executive officer of Reliv. “The double-digit growth that started in 2010 has increased as our European distribution network expands. We plan to build on this expansion throughout 2012.”

Sales in Asia increased by 7.3 percent in the first quarter of 2012 compared to the prior-year quarter, led by the Philippines. “In the Philippines, sales growth continues to accelerate as well,” he said. “The introduction of single-serving sachets for our most popular products has opened up new selling opportunities for our Philippine Distributors. The launch of LunaRich™ soy powder in the Philippines, an event covered by local mainstream media, has provided further sales momentum.”

“In the United States, we continue to implement our plan to use innovation to jump start sales,” Montgomery said. “Leading the way is LunaRich soy powder, the first Reliv-exclusive nutritional ingredient. LunaRich was created through Reliv’s research and development partnership with the

Missouri Plant Science Center. It delivers five to ten times more lunasin than standard soy powders.

- MORE -

Reliv International First-Quarter Financial Results

ADD ONE

Lunasin is the peptide scientists have identified as the key to many of soy’s documented health benefits, including cholesterol management, cell health and more.”

“Backed by clinical studies, LunaRich has energized our distributor base and given us a new competitive edge in the supplement market,” he said. “Reliv Now® was the first product to contain LunaRich, followed by Reliv Now for Kids and SoySentials® women’s protective supplement. We will add LunaRich to more Reliv formulas in the coming months.”

“Reliv’s marketing team is implementing additional online capabilities. We have made more online sales tools available, expanded our social media footprint and developed a new video and multimedia strategy. I believe these additional features will make it easier for distributors to share Reliv and make it easier for new people to get started with Reliv. Enhancements such as these are a part of our commitment to provide an affordable home-based business opportunity, and I believe this will be a factor in returning to sales growth,” Montgomery said.

“As we work to build on sales momentum overseas and regain momentum in the United States, we strive to reduce costs and strengthen our balance sheet,” he added. Reliv reported a reduction in selling, general and administrative expenses of $795,000 for the first quarter of 2012 compared to the prior-year period. Reliv had cash and cash equivalents of $6.6 million as of March 31, 2012, a decrease of $584,000 from the balance as of December 31, 2011.

As of March 31, 2012, Reliv had 58,530 distributors – a decline of 2.2 percent from March 31, 2011 – of which 5,980 are Master Affiliate level and above. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.
Reliv International, Inc., based in Chesterfield, Missouri, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Consolidated Balance Sheets

	March 31	December 31
	2012	2011
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,590,435	$7,174,213
Accounts receivable, less allowances of
$72,700 in 2012 and $70,300 in 2011	338,384	334,828
Accounts due from employees and distributors	32,188	43,191
Inventories	4,918,048	4,723,773
Other current assets	1,531,541	1,136,376

Total current assets	13,410,596	13,412,381

Other assets	5,868,362	3,584,857
Net property, plant and equipment	7,284,149	7,421,947

Total Assets	$26,563,107	$24,419,185

Liabilities and Stockholders' Equity

Total current liabilities	$7,640,174	$6,110,449
Long-term debt, less current maturities	3,421,300	3,566,175
Other non-current liabilities	286,834	256,710
Stockholders' equity	15,214,799	14,485,851

Total Liabilities and Stockholders' Equity	$26,563,107	$24,419,185

Consolidated Statements of Operations
	Three months ended March 31
	2012	2011
	(Unaudited)	(Unaudited)
Product sales	$17,614,840	$19,326,943
Handling & freight income	2,128,804	2,359,911

Net Sales	19,743,644	21,686,854

Costs and expenses:
Cost of products sold	3,900,581	4,220,350
Distributor royalties and commissions	7,455,160	8,120,942
Selling, general and administrative	7,474,246	8,268,868

Total Costs and Expenses	18,829,987	20,610,160

Income from operations	913,657	1,076,694
Other income (expense):
Interest income	9,314	15,579
Interest expense	(30,919)	(36,623)
Other expense	(22,668)	(68,850)

Income before income taxes	869,384	986,800
Provision for income taxes	337,000	377,000

Net Income	$532,384	$609,800

Earnings per common share - Basic	$0.04	$0.05
Weighted average shares	12,512,000	12,451,000

Earnings per common share - Diluted	$0.04	$0.05
Weighted average shares	12,633,000	12,453,000

Cash dividends declared per common share	$-	$-

*MORE*

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2012		2011		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	15,770	79.9%	18,466	85.2%	(2,696)	-14.6%
Australia/New Zealand	540	2.7%	618	2.8%	(78)	-12.6%
Canada	550	2.8%	597	2.8%	(47)	-7.9%
Mexico	287	1.4%	348	1.6%	(61)	-17.5%
Europe	1,595	8.1%	724	3.3%	871	120.3%
Asia	1,002	5.1%	934	4.3%	68	7.3%

Consolidated Total	19,744	100.0%	21,687	100.0%	(1,943)	-9.0%

The following table sets forth, as of March 31, 2012 and 2011, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master
Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2012		As of 3/31/2011		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	42,910	4,550	46,910	5,360	-8.5%	-15.1%
Australia/New Zealand	1,950	120	2,200	140	-11.4%	-14.3%
Canada	1,340	190	1,370	170	-2.2%	11.8%
Mexico	1,640	140	1,630	240	0.6%	-41.7%
Europe	4,900	480	2,570	260	90.7%	84.6%
Asia	5,790	500	5,190	400	11.6%	25.0%

Consolidated Total	58,530	5,980	59,870	6,570	-2.2%	-9.0%

** 30 **